Exhibit 3.5

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATION

OF

SERIES D CONVERTIBLE PREFERRED STOCK

OF

ISIGN SOLUTIONS INC.

Pursuant to Section 242 of the Delaware General Corporation Law, iSign Solutions Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

FIRST: Section 6(a) of the Certificate of Designation of the Series D Convertible Preferred Stock (the “Certificate of Designation”) of the Company is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding the forgoing, the “Conversion Price” as of the effectiveness of the Certificate of Amendment of this Certificate of Designation containing this sentence (the “Effective Time”)  is equal to $8.5750 per share with respect to the Series D-2 Preferred Shares; provided, however, that if the Company fails to consummate a public offering of its common stock by July 31, 2016, then such Conversion Price shall be equal to what such Conversion Price was immediately prior to the Effective Time, subject to further adjustment as provided in Section 6(e) below.”

SECOND: The last sentence of Section 6(b) of the Certificate of Designation of the Company is hereby amended and restated in its entirety as follows:

“Each share of Series D-2 Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is obtained by dividing the Original Issue Price by the Conversion Price at the time in effect for such shares immediately upon (i) the date specified by written consent or agreement of the holders representing a majority of the then outstanding shares of Series D-2 Preferred Stock, (ii) the date specified by written consent or agreement of the Required Series B Holders to automatically convert the Series B Preferred Stock or (iii) the closing of the sale by the Company of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to a prospectus or an effective registration statement no later than July 31, 2016.”

THIRD: Section 6(d)(ii) of the Certificate of Designation of the Company is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, the second sentence of this Section 6(d)(ii) shall not apply to adjustments to the Conversion Price of the Series D-2 Preferred Stock.”

FOURTH: The foregoing amendments to the Certificate of Designation of the Company were duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer this 18th day of May, 2016.

ISIGN SOLUTIONS INC.

By:	/s/ Andrea Goren
Name: Andrea Goren
Title: Chief Financial Officer